Exhibit 99.1

February 17, 2026 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: Jack Bonnikson (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Full Year Earnings Growth and Margin Expansion

Operating Cash Flow Increased 29 Percent to $1.8 Billion

Anticipated Aggregates Demand Growth and Attractive Price Environment
Support Continued Earnings Growth in 2026

Birmingham, Alabama – February 17, 2026 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended December 31, 2025.

Financial Highlights Include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2025	2024	2025	2024
Total revenues	$1,913	$1,854	$7,941	$7,418
Gross profit	$487	$537	$2,175	$2,000
Selling, Administrative and General (SAG)	$136	$138	$564	$531
As % of Total revenues	7.1%	7.5%	7.1%	7.2%
Net earnings attributable to Vulcan	$252	$294	$1,077	$912
Adjusted EBITDA	$518	$550	$2,324	$2,057
Adjusted EBITDA margin	27.1%	29.7%	29.3%	27.7%
Earnings attributable to Vulcan from continuing operations per diluted share	$1.91	$2.23	$8.15	$6.91
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.70	$2.17	$8.00	$7.53
Aggregates segment
Shipments (tons)	55.1	53.9	226.8	219.9
Freight-adjusted sales price per ton	$21.78	$21.41	$21.98	$21.08
Gross profit per ton	$7.91	$9.02	$8.66	$8.26
Cash gross profit per ton	$10.73	$11.50	$11.33	$10.61
Gross margin	28.7%	33.0%	31.2%	30.5%

Ronnie Pruitt, Vulcan Materials’ Chief Executive Officer, said, “Our aggregates-led business delivered another year of strong earnings growth and margin expansion.  Adjusted EBITDA for the full year improved 13 percent over the prior year, and margin expanded 160 basis points.  Through a consistent focus on commercial and operational execution, we continue to deliver attractive organic growth and expand our industry-leading aggregates cash gross profit per ton, which increased to $11.33 per ton.  The resulting strong cash generation, coupled with disciplined M&A and portfolio management, positions us well to continue compounding results and creating value for our shareholders in 2026 and beyond.”

Page 2 February 17, 2026 FOR IMMEDIATE RELEASE
Segment Results

Aggregates

As compared to the prior year, fourth quarter aggregates shipments increased 2 percent and continued to benefit from healthy public construction activity.  Shipments in the prior year’s fourth quarter were aided by strong demand in Western North Carolina and East Tennessee in the aftermath of Hurricane Helene.  Full year aggregates shipments increased 3 percent, with volume from operations acquired in late 2024 more than offsetting slightly lower year-over-year same-store shipments.

Freight-adjusted selling prices increased 5 percent on a mix-adjusted basis (2 percent on a reported basis) as compared to the prior year’s fourth quarter.  As anticipated, reported price in the quarter was impacted by unfavorable geographic and product mix, along with the impact of prior year acquisitions.  For the full year, mix-adjusted pricing improved 6 percent (4 percent on a reported basis).  Pricing growth was widespread across the Company’s footprint.

For the full year, freight-adjusted unit cash cost of sales increased 2 percent, even with several fourth quarter timing impacts, reflecting a continued focus on cost management and operating efficiencies.

Cash gross profit per ton for the full year was $11.33, an increase of 7 percent over the prior year and marked the twelfth consecutive quarter of at least high single-digit improvement on a trailing-twelve months basis.  Segment gross profit improved 8 percent, and gross margin expanded 70 basis points to 31.2 percent.

Asphalt and Concrete

Non-aggregates segment gross profit in the fourth quarter was $51 million, and cash gross profit was $73 million.  For the full year, gross profit improved 15 percent to $210 million, and cash gross profit improved 18 percent to $322 million.

Asphalt gross profit margin remained strong at 13 percent, and unit cash gross profit improved 6 percent for the full year.  Gross profit margin in the concrete segment expanded 220 basis points to 4 percent, and unit cash gross profit increased 34 percent for the full year, benefiting from the profitability of acquired operations.

Selling, Administrative and General (SAG) and Other Items

SAG expense in the quarter was $136 million, 1 percent lower than the prior year and 40 basis points lower as a percentage of revenue.  Full year SAG expense was $564 million and, at 7.1 percent of revenues, was 10 basis points lower than the prior year.

Full year other operating income was $9 million compared to $104 million of expense in the prior year.  The prior year included a pretax charge of $87 million resulting from the write-off of goodwill for the Company’s concrete assets in Northern California and $18 million of charges associated with previously divested operations.

Page 3 February 17, 2026 FOR IMMEDIATE RELEASE
Financial Position, Liquidity and Capital Allocation

In 2025, cash provided by operating activities was $1.8 billion, a 29 percent increase over the prior year.  Capital expenditures for maintenance and growth projects were $261 million in the fourth quarter and $703 million for the full year.  During the year, the Company returned $698 million to shareholders through $438 million of common stock repurchases and $260 million of dividends.  On a trailing-twelve months basis, return on average invested capital was 15.7 percent.

In the fourth quarter, the Company completed the disposition of its asphalt and construction services assets in the greater Houston market and entered into an agreement for the disposition of its ready-mixed concrete businesses in California.  Subject to obtaining regulatory approvals and the satisfaction of other customary closing conditions, the California ready-mixed concrete transaction is expected to close in the second quarter of 2026.  The sale of these downstream assets is consistent with our aggregates-led strategy and generates cash proceeds that can be redeployed into attractive growth opportunities in the future.

At December 31, 2025, the ratio of total debt to Adjusted EBITDA was 1.9 times, or 1.8 times on a net debt basis.  The Company’s weighted average debt maturity was 14 years, and the effective weighted average interest rate was 5 percent.  The Company’s strong balance sheet and ample liquidity position the Company well for continued growth.

Outlook

Regarding the Company’s outlook, Mr. Pruitt said, “As we look to 2026, I’m encouraged about the demand backdrop in our markets.  We expect continued strength in public construction activity and improving private nonresidential opportunities, a combination that should benefit an already healthy pricing environment.  Growing demand, coupled with our Vulcan Way of Selling and Vulcan Way of Operating disciplines, will drive another year of earnings growth and further improvement in our aggregates unit profitability. We expect to deliver between $2.4 and $2.6 billion of Adjusted EBITDA.”

Management expectations supporting the 2026 outlook include:
•	Continued improvement in Aggregates segment cash gross profit per ton ($11.33 in 2025)
o	Total shipments up 1 to 3 percent (226.8 million tons in 2025)
o	Freight-adjusted price improvement of 4 to 6 percent ($21.98 in 2025)
o	Low-single digit increase in freight-adjusted unit cash cost
(freight-adjusted price less segment cash gross profit per ton; $10.65 in 2025)
•	Total Asphalt and Concrete segment cash gross profit of approximately $290 million
($322 million in 2025); excludes California ready-mixed concrete assets held for sale
o	Relative contribution of approximately 85 percent from the Asphalt segment and
15 percent from the Concrete segment
•	Selling, Administrative and General expense of $580 to $590 million ($564 million in 2025)
•	Interest expense of approximately $225 million

Page 4 February 17, 2026 FOR IMMEDIATE RELEASE
•	Capital spending for maintenance and growth projects of $750 to $800 million
•	Depreciation, depletion, accretion and amortization expense of approximately $700 million
•	An effective tax rate of 22 to 23 percent
•	Net earnings attributable to Vulcan of $1.1 to $1.3 billion
•	Adjusted EBITDA between $2.4 and $2.6 billion

Conference Call
Vulcan will host a conference call at 9:00 a.m. CT on February 17, 2026.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 833-316-1983, or 785-838-9310 if outside the U.S.  The conference ID is 7531856.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation’s largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Page 5 February 17, 2026 FOR IMMEDIATE RELEASE
Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to identify, close and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to sustainability considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company
and Subsidiary Companies

(in millions, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2025	2024	2025	2024
Total revenues	$1,912.6	$1,853.6	$7,941.1	$7,417.7
Cost of revenues	(1,425.7)	(1,316.4)	(5,766.5)	(5,418.1)
Gross profit	486.9	537.2	2,174.6	1,999.6
Selling, administrative and general expenses	(136.1)	(138.1)	(564.1)	(531.1)
Gain on sale of property, plant & equipment and businesses	43.2	47.7	52.4	52.3
Loss on impairments	0.0	0.0	0.0	(86.6)
Other operating expense, net	(15.0)	(45.8)	(43.3)	(69.7)
Operating earnings	379.0	401.0	1,619.6	1,364.5
Other nonoperating expense, net	(3.7)	(9.4)	(3.2)	(22.1)
Interest expense, net	(52.1)	(52.6)	(226.3)	(170.3)
Earnings from continuing operations before income taxes	323.2	339.0	1,390.1	1,172.1
Income tax expense	(70.0)	(42.9)	(307.5)	(251.4)
Earnings from continuing operations	253.2	296.1	1,082.6	920.7
Loss on discontinued operations, net of tax	(0.3)	(2.6)	(4.5)	(7.6)
Net earnings	252.9	293.5	1,078.1	913.1
(Earnings) loss attributable to noncontrolling interest	(0.9)	0.3	(1.4)	(1.2)
Net earnings attributable to Vulcan	$252.0	$293.8	$1,076.7	$911.9

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.92	$2.24	$8.19	$6.95
Discontinued operations	$0.00	$(0.02)	$(0.03)	$(0.06)
Net earnings	$1.92	$2.22	$8.16	$6.89

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.91	$2.23	$8.15	$6.91
Discontinued operations	$0.00	$(0.02)	$(0.04)	$(0.06)
Net earnings	$1.91	$2.21	$8.11	$6.85

Weighted-average common shares outstanding
Basic	131.4	132.2	132.0	132.3
Assuming dilution	132.1	133.0	132.7	133.1
Effective tax rate from continuing operations	21.7%	12.7%	22.1%	21.4%

Table B
Vulcan Materials Company
and Subsidiary Companies

		(in millions)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2025	2024
Assets
Cash and cash equivalents	$183.3	$559.7
Restricted cash	6.1	41.1
Accounts and notes receivable
Accounts and notes receivable, gross	898.2	905.5
Allowance for credit losses	(10.5)	(13.2)
Accounts and notes receivable, net	887.7	892.3
Inventories
Finished products	557.7	534.6
Raw materials	36.7	69.7
Products in process	5.4	9.0
Operating supplies and other	80.7	68.5
Inventories	680.5	681.8
Other current assets	101.8	90.8
Assets held for sale	708.5	0.0
Total current assets	2,567.9	2,265.7
Investments and long-term receivables	33.7	31.3
Property, plant & equipment
Property, plant & equipment, cost	14,504.7	14,516.8
Allowances for depreciation, depletion & amortization	(6,356.1)	(6,055.3)
Property, plant & equipment, net	8,148.6	8,461.5
Operating lease right-of-use assets, net	521.5	526.4
Goodwill	3,780.9	3,788.1
Other intangible assets, net	1,489.0	1,883.0
Other noncurrent assets	158.8	148.8
Total assets	$16,700.4	$17,104.8
Liabilities
Current maturities of long-term debt	0.4	400.5
Trade payables and accruals	438.5	407.0
Other current liabilities	487.9	431.6
Liabilities held for sale	29.3	0.0
Total current liabilities	956.1	1,239.1
Long-term debt	4,361.7	4,906.9
Deferred income taxes, net	1,358.3	1,336.5
Deferred revenue	130.6	137.8
Noncurrent operating lease liabilities	522.6	521.4
Other noncurrent liabilities	822.2	820.6
Total liabilities	$8,151.5	$8,962.3
Equity
Common stock, $1 par value	130.6	132.1
Capital in excess of par value	2,930.0	2,900.1
Retained earnings	5,590.1	5,213.8
Accumulated other comprehensive loss	(125.6)	(127.4)
Total shareholder’s equity	8,525.1	8,118.6
Noncontrolling interest	23.8	23.9
Total equity	$8,548.9	$8,142.5
Total liabilities and equity	$16,700.4	$17,104.8

Table C
Vulcan Materials Company
and Subsidiary Companies
		(in millions)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2025	2024

Operating Activities
Net earnings	$1,078.1	$913.1
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	748.5	632.2
Noncash operating lease expense	54.2	51.4
Net gain on sale of property, plant & equipment and businesses	(52.4)	(52.3)
Loss on impairments	0.0	86.6
Contributions to pension plans	(14.6)	(8.7)
Share-based compensation expense	63.1	53.4
Deferred income taxes, net	26.1	(9.4)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(98.7)	(277.4)
Other, net	8.7	20.7
Net cash provided by operating activities	$1,813.0	$1,409.6

Investing Activities
Purchases of property, plant & equipment	(677.7)	(603.5)
Proceeds from sale of property, plant & equipment	24.1	54.7
Proceeds from sale of businesses	127.4	0.2
Payment for businesses acquired, net of acquired cash and adjustments	(13.5)	(2,266.2)
Other, net	10.5	(0.1)
Net cash used for investing activities	$(529.2)	$(2,814.9)

Financing Activities
Proceeds from short-term debt	0.0	8.0
Payment of short-term debt	(550.0)	(8.0)
Payment of current maturities and long-term debt	(400.5)	(550.5)
Proceeds from issuance of long-term debt	0.0	2,000.0
Debt issuance and exchange costs	0.0	(31.6)
Payment of finance leases	(10.9)	(13.0)
Purchases of common stock	(438.4)	(68.8)
Dividends paid	(259.8)	(244.4)
Share-based compensation, shares withheld for taxes	(34.0)	(33.0)
Distribution to noncontrolling interest	(1.5)	(1.8)
Other, net	(0.1)	0.0
Net cash provided by (used for) financing activities	$(1,695.2)	$1,056.9
Net decrease in cash and cash equivalents and restricted cash	(411.4)	(348.4)
Cash and cash equivalents and restricted cash at beginning of year	600.8	949.2
Cash and cash equivalents and restricted cash at end of period	$189.4	$600.8

Table D
Segment Financial Data and Unit Shipments
(in millions, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024

Total Revenues
Aggregates [1]	$1,519.7	$1,472.3	$6,297.2	$5,949.6
Asphalt [2]	300.7	327.1	1,294.4	1,245.6
Concrete	211.4	163.5	846.6	653.5
Segment sales	$2,031.8	$1,962.9	$8,438.2	$7,848.7
Aggregates intersegment sales	(119.2)	(109.3)	(497.1)	(431.0)
Total	$1,912.6	$1,853.6	$7,941.1	$7,417.7

Gross Profit
Aggregates	$435.8	$486.5	$1,964.8	$1,816.7
Asphalt	41.0	46.1	173.9	170.1
Concrete	10.1	4.6	35.9	12.8
Total	$486.9	$537.2	$2,174.6	$1,999.6

Depreciation, Depletion, Accretion and Amortization
Aggregates	$155.3	$133.8	$603.5	$515.7
Asphalt	10.8	12.4	49.8	44.1
Concrete	11.1	10.6	62.0	45.5
Other	8.1	7.0	33.2	26.9
Total	$185.3	$163.8	$748.5	$632.2

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,199.6	$1,154.2	$4,985.4	$4,636.2
Aggregates - tons	55.1	53.9	226.8	219.9
Freight-adjusted sales price [4]	$21.78	$21.41	$21.98	$21.08
Other Products
Asphalt Mix - tons	3.0	3.4	13.4	13.6
Asphalt Mix - sales price [5]	$82.09	$82.11	$81.93	$80.09

Ready-mixed concrete - cubic yards	1.1	0.9	4.5	3.6
Ready-mixed concrete - sales price [5]	$188.38	$183.07	$188.82	$182.93

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
[5]	Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

Reconciliation of Non-GAAP Measures
Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024
Aggregates segment
Segment sales	$1,519.7	$1,472.3	$6,297.2	$5,949.6
Freight & delivery revenues [1]	(298.3)	(297.6)	(1,215.2)	(1,220.1)
Other revenues	(21.8)	(20.5)	(96.6)	(93.3)
Freight-adjusted revenues	$1,199.6	$1,154.2	$4,985.4	$4,636.2
Unit shipments - tons	55.1	53.9	226.8	219.9
Freight-adjusted sales price	$21.78	$21.41	$21.98	$21.08

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define “cash gross profit,” and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Segment cash cost of sales per unit is computed by subtracting segment cash gross profit per unit from segment freight-adjusted sales price. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Cash Gross Profit

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024
Aggregates segment
Gross profit	$435.8	$486.5	$1,964.8	$1,816.7
Depreciation, depletion, accretion and amortization	155.3	133.8	603.5	515.7
Cash gross profit	$591.1	$620.3	$2,568.3	$2,332.4
Unit shipments - tons	55.1	53.9	226.8	219.9
Gross profit per ton	$7.91	$9.02	$8.66	$8.26
Freight-adjusted sales price	$21.78	$21.41	$21.98	$21.08
Cash gross profit per ton	10.73	11.50	11.33	10.61
Freight-adjusted cash cost of sales per ton	$11.05	$9.91	$10.65	$10.47
Asphalt segment
Gross profit	$41.0	$46.1	$173.9	$170.1
Depreciation, depletion, accretion and amortization	10.8	12.4	49.8	44.1
Cash gross profit	$51.8	$58.5	$223.7	$214.2
Concrete segment
Gross profit	$10.1	$4.6	$35.9	$12.8
Depreciation, depletion, accretion and amortization	11.1	10.6	62.0	45.5
Cash gross profit	$21.2	$15.2	$97.9	$58.3

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)
GAAP does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024
Net earnings attributable to Vulcan	$252.0	$293.8	$1,076.7	$911.9
Income tax expense, including discontinued operations	70.0	42.0	305.9	248.8
Interest expense, net	52.1	52.6	226.3	170.3
Depreciation, depletion, accretion and amortization	185.3	163.8	748.5	632.2
EBITDA	$559.4	$552.2	$2,357.4	$1,963.2
Loss on discontinued operations	$0.4	$3.4	$6.1	$10.2
Gain on sale of real estate and businesses, net	(42.4)	(36.7)	(42.4)	(36.7)
Loss on impairments	0.0	0.0	0.0	86.6
Charges associated with divested operations	0.6	16.7	0.6	17.7
Acquisition related charges [1]	0.1	14.5	2.0	16.3
Adjusted EBITDA	$518.0	$550.1	$2,323.6	$2,057.2
Total revenues	$1,912.6	$1,853.6	$7,941.1	$7,417.7
Adjusted EBITDA margin	27.1%	29.7%	29.3%	27.7%

[1]	Represents charges associated with acquisitions requiring clearance under federal antitrust laws.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted Earnings Per Share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS Attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024
Net earnings attributable to Vulcan	$1.91	$2.21	$8.11	$6.85
Items included in Adjusted EBITDA above, net of tax	(0.24)	(0.01)	(0.18)	0.68
NOL carryforward valuation allowance	0.03	(0.03)	0.07	0.00
Adjusted diluted EPS attributable to Vulcan from continuing operations	$1.70	$2.17	$8.00	$7.53

Projected EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2026 Projected EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$1,220
Income tax expense, including discontinued operations	355
Interest expense, net	225
Depreciation, depletion, accretion and amortization	700
Projected EBITDA	$2,500

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)
Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA
		(in millions)
	December 31
	2025	2024
Debt
Current maturities of long-term debt	$0.4	$400.5
Long-term debt	4,361.7	4,906.9
Total debt	$4,362.1	$5,307.4
Cash and cash equivalents and restricted cash	(189.4)	(600.8)
Net debt	$4,172.7	$4,706.6
Trailing-Twelve Months (TTM) Adjusted EBITDA	$2,323.6	$2,057.2
Total debt to TTM Adjusted EBITDA	1.9x	2.6x
Net debt to TTM Adjusted EBITDA	1.8x	2.3x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital
		(dollars in millions)
	Trailing-Twelve Months Ended
	December 31
	2025	2024
Adjusted EBITDA	$2,323.6	$2,057.2
Average invested capital
Property, plant & equipment, net	$8,401.8	$6,743.6
Goodwill	3,811.1	3,567.6
Other intangible assets	1,669.2	1,506.4
Fixed and intangible assets	$13,882.2	$11,817.6
Current assets	$2,096.7	$2,177.5
Cash and cash equivalents	(305.9)	(479.2)
Current tax	(29.7)	(37.2)
Adjusted current assets	1,761.2	1,661.1
Current liabilities	(1,058.7)	(860.7)
Current maturities of long-term debt	80.5	80.5
Short-term debt	110.0	19.0
Adjusted current liabilities	(868.3)	(761.2)
Adjusted net working capital	$892.9	$899.9
Average invested capital	$14,775.0	$12,717.5
Return on invested capital	15.7%	16.2%